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Trading Symbol: OTC BB CWPC

CanWest Petroleum Corporation Appoints T. Murray Wilson as Chairman and Chief Executive Officer

Vancouver, British Columbia (Tuesday May 2, 2006) CanWest Petroleum Corporation (“CWPC”) is pleased to announce that the Board of Directors has appointed T. Murray Wilson as Chairman and Chief Executive Officer. Additionally CWPC is pleased to announce that it will be relocating its corporate head office from Vancouver, B.C. to Calgary, Alberta. As previously announced CWPC has retained TD Securities Inc. to act as its financial advisor and assist in the analysis of structuring alternatives for its various oil sands, oil shales and technology interests.

Mr. Wilson has noted his appreciation for the contribution of all earlier members of the CWPC team specifically including Mr. Thornton Donaldson, retiring President and Chairman who has been instrumental in guiding CWPC to its current position. Mr. Wilson is looking forward to working with the full CWPC and Oilsands Quest Inc. team- in particular with Mr. Christopher Hopkins, the President and CEO of Oilsands Quest Inc.

During his 25 year investment banking career, Mr. Wilson has led numerous strategic and financing assignments for energy, mining, utilities and technology companies. Of particular note, Mr. Wilson has been a key advisor to a number of oil sands companies during their formative years. Prior to founding Stanway Capital in 2001, Mr. Wilson was the Global Head of Oil & Gas for TD Securities Inc. in Calgary and Vice Chairman of TD Securities International in London U.K.. Prior to that Mr. Wilson had a 17 year career with RBC Dominion Securities / Royal Bank of Canada focused on M&A, equity and debt capital markets, and project finance. Mr. Wilson was Vice President and Director of RBC Dominion Securities based in London for several years, where he helped build their international investment banking business with international and Canadian clients, particularly in energy, utilities and mining. Previously, he was with Orion Royal Bank in London as Executive Director Mergers & Acquisitions and was Head of Project Finance for Royal Bank’s Global Energy and Minerals Group based in Calgary which he joined in 1980. Prior to his investment banking career, Mr. Wilson was involved in the oil and gas industry as a reservoir engineer, production engineer, project manager and economic advisor. Mr. Wilson holds a Masters Degree in Business from the Sloan School, M.I.T., a Masters in Engineering from the University of Manitoba (National Research Council Scholar), and a B.Sc. in Chemical Engineering (1st Class Honours - B.E.C. Joyce Medal) from Queen’s University.

CWPC's 63.1%-owned subsidiary Oilsands Quest Inc. has recently completed a 24 core hole program as part of its formative exploration program on its exploration permit lands in the Athabasca oil sands area of northern Saskatchewan. A further program of 150 core holes planned for later in the year has also been recently approved by the Government of the Province of Saskatchewan. Norwest Corporation continues to be engaged as independent geological consultant to Oilsands Quest Inc.

For more information or to request company updates please visit www.canwestpetroleum.com

Contacts:
Jonathan Buick 1-877-748-0914 or 416-915-0915
Company Contacts Toll Free: 1-800-877-1626 or (888) 858-7759
Email to: investor@canwestpetroleum.com

The statements in this press release include forward looking statements that are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, including such factors as the volatility and level of oil and natural gas prices, uncertainties in cash flow, unexpected acquisition benefits, production rates and reserve replacement, reserve estimates, drilling and operating risks, competition, litigation, environmental matters, the potential impact of government regulations, and other matters, many of which are beyond our control. Readers are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those expressed or implied in the forward-looking statements. Please see the Company's filings with the Securities and Exchange Commission for a comprehensive discussion of these factors.